Gap Inc. To Acquire Women's Active Wear Company, Athleta

Acquisition Will Add Fifth Brand to Company's Online Portfolio, Create Opportunities to Grow Customer Base in New Retail Sector

San Francisco, CA. September 22, 2008 - Gap Inc. (NYSE: GPS) announced today that it has agreed to acquire Athleta Inc., a popular women's sports and active apparel company based in Petaluma, CA, for about $150 million in cash.

The acquisition will allow Gap Inc. to enhance its presence in the growing $31 billion women's active apparel sector in the United States.

Following the acquisition, Athleta will become the "fifth tab" on Gap Inc.'s unique online platform, called Universality. The innovative technology allows shoppers to browse and buy from all of the company's brands in one shopping cart with a single shipping fee. Athleta's products will be ultimately sold online alongside those from Gap, Banana Republic, Old Navy and Piperlime.

"Athleta is a great success story with loyal customers that will now become part of the Gap Inc. family of brands," said Glenn Murphy, Gap Inc.'s Chairman and CEO. "This strategic acquisition complements our brands perfectly and allows us to leverage our new online platform to expand into this significant retail sector."

Founded 10 years ago, Athleta has evolved into a premier lifestyle brand, offering high quality apparel that is stylish and functional for a variety of sports, including yoga, running, skiing, snowboarding and surfing. Customers can purchase Athleta product online or through the company's catalog.

"We're thrilled to become part of this great company and to have found a partner that supports our vision for Athleta," said Joe Teno, the current CEO of Athleta who will remain as President of Athleta at Gap Inc. upon the completion of the deal. "With Gap Inc.'s e-commerce platform and iconic brands, more customers will learn about Athleta as we continue to provide our existing customers with the great products and service they've come to expect from us."

Teno will report to Toby Lenk, the president of the Gap Inc. Direct division.

The acquisition is subject to certain customary closing conditions.

Forward-Looking Statements

This press release contains forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as "expect," "anticipate," "believe," "estimate," "intend," "plan," "project," and similar expressions also identify forward-looking statements. Forward-looking statements include, without limitation, statements regarding (i) the consummation of the acquisition of Athleta, Inc., (ii) customer base and reach, and (iii) plans and opportunities for growth.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause Gap Inc.'s actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following: the risk that the closing conditions will not be satisfied and the transaction will not close; the risk that Gap Inc. will be unsuccessful in integrating Athleta; the risk that any expected economies of scale or brand complements will not be achieved or will be delayed; the risk of delay in adding Athleta to Gap Inc.'s online channels; and the risk that Gap Inc. will be unsuccessful in expanding Athleta's customer base.

These forward-looking statements are based on information as of September 22, 2008. Gap Inc. assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

About Gap Inc.

Gap Inc. is a leading global specialty retailer offering clothing, accessories and personal care products for men, women, children and babies under the Gap, Banana Republic, Old Navy and Piperlime brand names. Fiscal 2007 sales were $15.8 billion. Gap Inc. operates more than 3,100 stores in the United States, the United Kingdom, Canada, France, Japan and Ireland. In addition, Gap Inc. is expanding its international presence with franchise agreements for Asia, Europe and the Middle East. For more information, please visit gapinc.com.

About Athleta

Athleta was founded in 1998 with the mission of providing women athletes with apparel for different sports and fitness activities. The company has become one of the premier brands in the rapidly growing women's sports and active apparel markets. Athleta offers high quality, stylish, and functional apparel, footwear and accessories, 90 percent of which is proprietary branded, across a wide variety of sports and fitness activities, including a high component of crossover apparel as well as casual wear. Athleta sells its products through catalogs and its website, www.athleta.com. The company is headquartered in Petaluma, CA and has 250 employees.

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